Tenancy Agreement

This Tenancy Agreement (the “Agreement”) is made on 5th Oct. 2012 by and between LAW Insurance Broker Co., LTD. (the “Tenant”) and Pon-Chen Co., LTD. (the “Landlord”).

WHEREAS, the Tenant intends to lease from the Landlord the “Premise” (defined herein below) and the Landlord agrees to lease to the Tenant the “Premise” in accordance and under the terms and conditions set forth herein. NOW, THEREFORE, the parties hereby agree as follows:

1.	Premise

The leasing premise (the “Premise”) is located at 7F,No.311,Sec.3,Nan-King E. Rd.,Taipei, and the total area of the Premise is 8,108.65 square feet (including public places).

2.	Term of the Lease

Unless earlier terminated under other provisions of this Agreement, the Agreement shall have a term of two years, commencing on 21st Nov. 2012 and expiring on 20th Nov.2014 (the “Term”).

(1)	Both parties are entitled to renew this lease one month before the expiry. The terms and conditions shall be negotiated by both parties. If the renewal has not been made upon the expiry, the lease terminates spontaneously. The Tenant is entitled to have the priority in renewal in case that the Landlord is about to lease the Premise. The Landlord’s expression of objection shall be made in one week after the Tenant offers the renewal if the Landlord disapproves of the renewal. If the Landlord does not give a definite answer within the specified period, the renewal shall be deemed valid.

(2)	The Landlord’s expression of objection shall be made in one month before the expiry if the Landlord disapproves of the renewal. Upon the expiry, the Tenant shall at his cost without delay vacate the Premise, re-convey the Premise to the Landlord in the condition which the Premise was first conveyed to the Tenant upon commencement of this Agreement

(3)	Upon the signing of this Agreement, the Tenant shall not only pay the rental, but shall still pay the condo fees and utilities bills during the period of decoration, which commences on the settlement day and expires on 20th Nov. 2012.

3.	Rentals

(1)	The Rental for the Term shall be NT$355,477 (excluding business tax) per month.

(2)	The Rental shall be due and payable on the 21st day of each calendar month (the “Lease Inception”) during the Term. The Landlord shall give the invoice to the Tenant three days before the Lease Inception. If the invoice is delayed, the

(3)	For the first year, the Tenant shall pay the rental of NT$373,251 (including business tax) in 12 checks, whose expiring date is on the 21st of each calendar month. The rental for the second year shall be paid to the Landlord before 21st Nov. 2013.

(4)	If the rental is delayed, the Tenant shall pay it during the specific period after being given notice by the Landlord. The Landlord shall deduct the rental from the contract security deposit if the rental has been delayed for over two months or the rental has not been paid in successive two months after being given notice. The Landlord shall claim such compensation pursuant to acts and regulations subject to the deficiency of the rental and the loss.

4.	Contract security deposit

(1)	On the signing of this Agreement, the Tenant shall pay the Landlord a contract security deposit (the “Deposit”) in an amount of NT$750,000 (evidenced by receipt). Upon the expiration or the termination of this Agreement, the interest-free Deposit shall be refunded by means of the receipt when the Tenant moves out , surrenders the Premise, and comply with this Agreement,

(2)	The Landlord shall give notice to the Tenant one month before the transfer if the Landlord wants to transfer the ownership of the Premise. The Deposit shall be refunded to the Tenant without any interest after the delivery of the Premise.

(3)	The Tenant shall not assign the creditor’s right of the Deposit.

5.	Working Fund of the management of the building (the “Working Fund”)

On the signing of this Agreement, the Tenant shall pay the Landlord a Working Fund in an amount of NT$80,000. The Working Fund shall be refunded in the event of the termination of this Agreement.

6.	Insurance

The Premise owned by the Landlord shall obtain the fire insurance and earthquake insurance. The Tenant shall insure the chattels and the facilities.

7.	Use of the Premise

(1)	The Premise shall be used only for business purposes.

(2)	The Tenant shall not sublet, lend, or sell the Premise. The Tenant shall also not assign, transfer any of his rights to or interest in or obligations under this Agreement.

(3)	No acts against the law, storage of any goods, illegal substances, explosives, flammable materials or dangerous articles is allowed. In the event of violation by or attribute to the Tenant of the restrictions set forth hereof or by any applicable laws of the Republic of China, the Tenant shall be solely and exclusively responsible for and answerable to all charges, liabilities and penalties for such violation.

(4)	Public land and apparatus in this building shall not be occupied. The Premise and other facilities shall be kept complete, except that any improvement or construction of the Premise is approved by the Landlord.

(5)	The Landlord has set up a area for the signboard in the first floor of the building where the Premise is located. No signboard or advertisement is sited in any other places in this building without written consent by the Landload.

(6)	(a)	The repair or maintenance of the Premises arising from ordinary wear and tear shall be the responsibility of the Tenant. The damage caused by an act of God, force majeure or not the Tenant’s error shall be the responsibility of the Landlord. If the repair or maintenance is not accomplished in five days after given notice by the Tenant or not accomplished during a reasonable period of time, the Tenant may renovate by himself. Then the Tenant may ask for the amount of renovation, deduct the amount from the Deposit or terminate this Agreement.

(b)	Unless otherwise approved by the Landlord in advance, no improvement or construction of the Premise shall be made by the Tenant. Any improvement or construction of the Premise made by the Tenant shall in no event damage the structure of the building.

(c)	No change on utilities, air conditioners, and fire-fighting equipments in the Premise shall be made without the written consent of the Landlord and the Management Office. The Tenant shall compensate for the damage arising from his gross negligence or willfulness.

(7)	The Tenant shall comply with the regulations made by the Landlord.

(8)	The Tenant shall not operate against the scope of business, and it is not allowed to breed dogs or any other cattle.

(9)	In the event of Tenant’s breach of Article 7.1 through Article 7.8, the Landlord shall give the Tenant written notice to mend in two months. The Landlord may terminate this Agreement if the improvement has not been made.

(10)	Any dispute arising from the breach of the regulations has nothing to do with the Landlord, and it is deemed a breach of this Agreement.

8.	Miscellaneous

(1)	The house tax of the Premise shall be the responsibility of the Landlord. The Tenant shall be responsible for the taxes in respect of the operations.

(2)	Charges for electricity, water, and such other additional supplies of the Premise provided to the Tenant during the Term shall be the responsibilities of the Tenant.

(3)	Where the Tenant fails to make a due rental, utilities bills or any other fees, the Landlord may stop water supply and power supply.

(4)	(a) The rental shall be paid on the appointed date for the first year in the event of termination under one year.

(b)	In the event of termination after one year, the Tenant shall give the Landlord written notice one month before the termination.

(c)	In the event of the Tenant’s breach of Article 7, the rental shall still be paid till the day of move after the notice is made.

(5)	The Tenant shall without delay vacate the Premise and re-convey the Premise to the Landlord. If the miscellaneous objects are not removed in 15 days, they become renounced. The Landlord shall deal with these objects. The expense arising from the disposal shall be the responsibility of the Tenant, and shall be deducted from the Deposit.

(6)	The Tenant may not request removal costs or any other fees.

(7)	Upon such termination or the Tenant’s failure to re-convey the Premise upon the expiry of the Term, the Tenant shall pay the Landlord the rental due and payable as of the date of the termination as well as an amount equal to the sum of one month’s rental to compensate the Landlord’s loss and damage arising from such termination and as a penalty payment for such termination or breach. The Landlord shall deduct the amount from the Deposit in case the Tenant refuses to pay. But the Tenant shall at his cost without delay vacate the Premise, re-convey the Premise to the Landlord as soon as possible.

(8)	During Term hereof, if the Landlord wants to transfer the ownership of the Premise,

(a)	he shall give the Tenant written notice two months before the transfer and shall ask for the approval from the Tenant.

(b)	he shall be generally responsible for the third party that takes the ownership.

(c)	he agrees to provide the removal fee that is equal to one month’s rental in case the Tenant is inappetent to exchange treaty with the third party.

(d)	he shall return the undue checks and the Deposit regardless of the treaty exchange.

(e)	he shall indemnify the Tenant in an amount of NT$1.2 million in the event of the Landlord’s breach of this Article.

9.	Assumption of risk

The Tenant shall exercise the due care of a good administrator, and shall be responsible for the indemnity in the event of the damage of the Premise.

10.	Removal of the Premise

Upon expiry or termination for whatever reason of this Agreement, the Tenant shall at his cost without delay vacate the Premises, re-convey the Premises to the landlord in the condition which the Premise was first conveyed to the Tenant upon commencement of this Agreement.

The Tenant shall pay up the rental, fines, fees and any other compensation. The Landlord may deduct unpaid amount from the Deposit if the Tenant fails to pay up.

11.	This Agreement is served in bipartite. Each party holds one copy.

12.	Any and all disputes arising from this Agreement shall be finally adjudicated upon by the Taipei District Court and appellate courts thereof in the Republic of China.

Landlord	Tenant
Name : Pon-Chen Co., LTD	Name : LAW Insurance Broker Co., LTD
Representative : TSU-CHAN WANG	Representative : YI-HSIAO MAO
Unified Business No. : 04499487	Unified Business No. : 86300857
Address : 11F, No.311, Sec.3, Nan-King E. Rd., Taipei	Address : 5F, No.311, Sec.3, Nan-King E. Rd., Taipei
Telephone : 25455366	Telephone : 25455970
Signature :	Signature :